	FURMANITE CORPORATION
	CONSOLIDATED STATEMENTS OF OPERATIONS
	(In thousands, except per share data)
	(Unaudited)
	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2007	2006	2007	2006
Revenues	$72,929	$66,790	$290,287	$246,388
Costs and expenses:
Operating costs	45,060	44,635	187,055	160,755
Depreciation and amortization	1,510	1,031	4,772	3,692
Selling, general and administrative	20,497	19,725	77,813	79,120
Write-off of goodwill	—	654	—	654
Provision for lease termination costs	-	267	-	267
Total costs and
expenses	67,067	66,312	269,640	244,488

Operating income	5,862	478	20,647	1,900
Interest and other income, net	417	211	1,041	866
Interest expense	(615)	(826)	(3,274)	(2,807)

Income before income taxes	5,664	(137)	18,414	(41)
Income tax expense	(2,256)	(707)	(5,919)	(3,391)

Net income (loss)	$3,408	$(844)	$12,495	$(3,432)

Earnings (loss) per common share — Basic	$0.09	$(0.02)	$0.35	$(0.10)

Earnings (loss) per common share — Diluted	$0.09	$(0.02)	$0.35	$(0.10)